Exhibit 99.2
United
News Release

Worldwide Communications:
Media Relations Office: 847.700.5538
Evenings/Weekends: 847.700.4088

UAL CORPORATION REPORTS THIRD-QUARTER 2005 RESULTS

Third-Quarter Operating Earnings of $165 Million,
a $245 Million Improvement Year-Over-Year
Despite Higher Fuel Prices Negatively Impacting Fuel Expenses by $405 Million

$68 Million Net Income, Excluding Restructuring Charges

Predominantly Non-Cash Bankruptcy Related Charges of $1.8 Billion
Result in Net Quarterly Loss of $1.8 Billion

Mainline Passenger Unit Revenue up 11 percent

Mainline Unit Costs Up 5 percent on 5 percent Lower Capacity
Excluding Fuel, Mainline Unit Costs Down 5 percent

                    CHICAGO, October 31, 2005 - UAL Corporation (OTCBB: UALAQ.OB), the holding company whose primary subsidiary is United Airlines, today reported its third-quarter 2005 financial results.

                    UAL reported third-quarter operating earnings of $165 million, $245 million better than the same quarter last year, despite higher fuel prices for the mainline and regional affiliates negatively impacting fuel expense by $405 million year-over-year. UAL reported a net loss of $1.8 billion, or a loss per basic share of $15.26, which includes $1.8 billion in reorganization items. The company believes the best indicator of United's post-reorganization financial performance is provided by reviewing operating and net earnings excluding restructuring charges. Excluding the reorganization items, UAL earned a net profit for the third quarter totaling $68 million.

                    Reorganization items were primarily driven by $1.7 billion in non-cash aircraft rejection charges.  It is common for the results of operations of companies progressing through Chapter 11 to be impacted by non-cash charges related to their reorganization, especially as restructuring work nears completion.  Charges based on the claims of our creditors are recorded at the amount expected to be allowed by the court. However, as shown in our Plan of Reorganization, these claims are expected to be settled at exit for a minor fraction of the amount of the charges recorded.  Looking forward, the company is expected to record a large gain at exit in 2006 when these claims are settled for less than the amounts originally recorded.  It is important to note that this is a matter of accurate accounting, and that neither the aircraft rejection charges recorded at this time nor the gain expected to be recorded at exit in 2006 have any significant impact on the company's cash position.

                    "United is a fundamentally better company today with sustainable improvements across the business and solid operational performance.  The results we are reporting make it clear that we have done well this quarter in overall cost control, especially given the significant reduction in capacity," said Glenn Tilton, United's chairman, CEO and president.  "There is more work to do - and opportunity to be gained - as United becomes even more vigorously competitive in generating revenue and reducing costs."

United's Restructuring Builds Momentum towards Exit

                    In the third quarter of 2005, United achieved significant milestones in its restructuring activities. As part of the recent restructuring efforts, United:

                   * Filed the Plan of Reorganization detailing the company's new structure and business plan;
                   * Set a schedule, agreed by the Creditors' Committee and the Court, which results in an exit from bankruptcy in February, 2006;
                   * Finalized a commitment for $3 billion in all-debt exit financing with JP Morgan and Citibank; and
                   * Received Disclosure Statement approval by the Court allowing the plan solicitation process to begin.

                    "This quarter, United has accomplished a great deal and our restructuring is largely complete. This success demonstrates that we have become adept at meeting the challenges of a changing industry," said Jake Brace, United's executive vice president and chief financial officer. "Third quarter results are strong, despite a $405 million impact from higher fuel prices year-over-year."

Mainline Revenue Results

                    During the quarter, mainline passenger unit revenue increased 11 percent and yield increased 9 percent, compared to third quarter last year. System load factor increased 2 points to 84 percent. Results for the third quarter of 2005 reflect a 3 percent reduction in traffic on a 5 percent reduction in system capacity compared with the same period last year. United achieved one of the highest system length-of-haul adjusted passenger unit revenues in the industry.

                    During the third quarter, reallocation of aircraft capacity to international markets and further optimization of United's domestic schedule contributed to an increase in fleet utilization of 4 percent compared to the same period last year. As a result, year-over-year the company reduced the number of aircraft in its fleet by 10 percent, while reducing system available seat miles by only 5 percent.

                    During the quarter the company introduced its new explus United Express flights, featuring United First Class, Economy Plus and United Economy seating on 70-seat regional jets and expanded the scope of the company's unparalleled route network.  Customer-focused initiatives include:

*     United's Business 1 program which will make travel more convenient for business customers traveling in and out of Chicago O'Hare International Airport, including the convenience of dedicated and close-in departure gates and an on-time arrival guarantee on all Business 1 flights;

*     Expanded redemption choices for customers' travel awards through the company's Mileage Plus loyalty program; and

*  Completed code share agreements with new Star Alliance members TAP and South African Airways.

                 "Third quarter results show that our revenue continues to improve faster than the industry, and performance trends are encouraging," said John Tague, executive vice president - marketing, sales and revenue.  "However, they do not fully reflect United's potential and we see additional opportunities to improve revenue generation, as industry domestic capacity continues to decline, and our own international growth moderates."

                United continues to be committed to enhancing the customer experience with industry-leading products, including United Economy Plus service, the introduction of explus premium service on 70-seat regional jets for United Express, and the success of United's p.s., premium transcontinental service between New York and Los Angeles or San Francisco. United also continues to transform and optimize all areas of revenue execution, including its business-to-business sales efforts, loyalty programs, revenue management and all areas of network optimization.

                "These efforts clearly place us on a course to make United the leader in revenue performance," Tague said.

Mainline Operating Expenses

                Mainline operating expense per available seat mile was up only 5 percent from the year-ago quarter, despite a 5 percent decrease in capacity and a 46 percent increase in mainline fuel price. Salaries and related costs were down 21 percent, or $270 million, primarily reflecting recent labor and management cost reductions and an 8 percent reduction in manpower.

                Mainline fuel expense was $301 million higher than in the third quarter 2004. Fuel expense is now the company's single largest expense item, surpassing salaries and related expenses. Average mainline fuel price for the quarter was $1.90 per gallon (including taxes). Excluding fuel, mainline operating expenses per available seat mile decreased 5 percent.

                The company had an effective tax rate of zero for all periods presented, which makes UAL's pre-tax loss the same as its net loss.

Cash

                The company ended the quarter with an unrestricted cash balance of $1.7 billion, and a restricted cash balance of $954 million, for a total cash balance of $2.7 billion. The unrestricted cash balance increased by $35 million during the quarter.

Operations

                In the most recent data available from the U.S. Department of Transportation, United was ranked Number 1 for the last 12 months in on-time performance and ranked second in the least mishandled baggage among the six major network carriers. In addition, employee productivity (available seat miles divided by employee equivalents) was up 2 percent for the quarter compared to the same period in 2004.

                "United's employees continue to earn some of the highest customer satisfaction ratings in company history and are outpacing the industry in on-time performance," said Pete McDonald, United's chief operating officer. "We will focus on consistent delivery of quality service, as we continue to optimize our resources, shortening aircraft turn times and increasing facility utilization."

                Fuel costs remain a concern for the industry as a whole, but because of United's self-supply strategy, the company has insulated itself from supply shocks resulting from problems along the supply chain. United experienced no fuel related supply or operational problems due to either hurricane Katrina or Rita.

Outlook

                United expects fourth-quarter system mainline capacity to be down about 3 percent year-over-year. System mainline capacity for 2005 is expected to be about 3 percent lower than 2004.

                The company has entered into hedge agreements for heating oil for the equivalent of 9 percent of its expected fuel consumption for the fourth quarter at an average of $1.32 per gallon, including taxes. To the extent the jet fuel crack spread is higher than the heating oil crack spread, the company's jet fuel expense could be negatively impacted.

September Monthly Operating Report

                UAL today also filed with the United States Bankruptcy Court its Monthly Operating Report for September. The company posted a $24 million operating loss for September. This compares to a $118 million loss in the same month last year. Mainline unit revenue improved 15 percent compared to same period last year. UAL met the requirements of its debtor-in-possession (DIP) financing.

                    News releases and other information about United Airlines can be found at the company's website, www.united.com.

                Note 7 to the attached Statements of Consolidated Operations provides a reconciliation of net loss reported under GAAP to net loss excluding special items for all periods presented, as well as a reconciliation of other financial measures, including and excluding special charges.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements included in this press release are forward-looking and thus reflect the Company's current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks and uncertainties relating to the operations and business environments of the Company that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Factors that could significantly affect net earnings, revenues, expenses, costs, load factor and capacity include, without limitation, the following: the Company's ability to continue as a going concern; the Company's ability to comply with the terms of the DIP financing or negotiate modifications or amendments thereto as necessary; the Company's ability to obtain court approval with respect to motions in the Chapter 11 proceeding prosecuted by it from time to time; the Company's ability to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusive period for the Company to propose and confirm one or more plans of reorganization; the potential adverse impact of the Chapter 11 cases on the Company's liquidity or results of operations; the appointment of a Chapter 11 trustee or conversion of the cases to Chapter 7; the costs and availability of financing; the Company's ability to execute its business plan; the Company's ability to attract, motivate and/or retain key employees; the Company's ability to attract and retain customers; demand for transportation in the markets in which the Company operates; general economic conditions (including interest rates, foreign currency exchange rates, crude oil prices and refining capacity in relevant markets); the effects of any hostilities or act of war or any terrorist attack; the ability of other air carriers with whom the Company has alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the costs and availability of aircraft insurance; the costs of aviation fuel; our ability to cost effectively hedge against increases in the price of aviation fuel; the costs associated with security measures and practices; labor costs; competitive pressures on pricing (particularly from lower-cost competitors) and on demand; capacity decisions of our competitors, U.S. or foreign governmental legislation, and regulation and other actions; the ability of the Company to maintain satisfactory labor relations, any disruptions to operations due to any potential actions by our labor groups ; weather conditions; and other risks and uncertainties set forth from time to time in UAL's reports to the United States Securities and Exchange Commission. Consequently, the forward-looking statements should not be regarded as representations or warranties by the Company that such matters will be realized. The Company disclaims any intent or obligation to update or revise any of the forward-looking statements, whether in response to new information, unforeseen events, changed circumstances or otherwise.

# # #

UAL CORPORATION AND SUBSIDIARY COMPANIES
DEBTOR AND DEBTOR-IN-POSSESSION
STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)
(In Millions, Except Per Share)

(In accordance with GAAP)	Nine Months Ended September 30
	2005	2004	% Change
Operating revenues:
Passenger - United Airlines	$ 9,684	$ 9,547	1.4
- Regional Affiliates	1,818	1,441	26.2
Cargo	526	486	8.2
Other operating revenues	965	929	3.9
	12,993	12,403	4.8
Operating expenses:
Salaries and related costs	3,093	3,735	(17.2)
Aircraft fuel	2,866	2,101	36.4
Regional affiliates	2,052	1,732	18.5
Purchased services	1,119	1,093	2.4
Landing fees and other rent	693	710	(2.4)
Aircraft maintenance	645	562	14.8
Depreciation and amortization	620	661	(6.2)
Cost of sales	480	553	(13.2)
Aircraft rent	316	404	(21.8)
Commissions	227	240	(5.4)
Special operating items	18	-	-
Other operating expenses	901	896	0.6
	13,030	12,687	2.7

Loss from operations	(37)	(284)	(87.0)

Other income (expense):
Interest expense	(349)	(337)	3.6
Interest capitalized	(4)	1	-
Interest income	18	19	(5.3)
Special non-operating items	-	5	-
Miscellaneous, net	90	5	-
	(245)	(307)	(20.2)

Loss before reorganization items, income taxes and
equity in earnings of affiliates	(282)	(591)	(52.3)
Reorganization items, net	(3,994)	(389)	-

Loss before income taxes and equity in earnings of affiliates	(4,276)	(980)	-
Credit for income taxes	-	-	-

Loss before equity in earnings of affiliates	(4,276)	(980)	-
Equity in earnings of affiliates	4	-	-
Net loss	$ (4,272)	$ (980)	-

Loss per share, basic	$ (36.82)	$ (8.77)

Weighted average shares	116.2	112.6

See accompanying notes.

Consolidated Notes (Unaudited)

(1)	UAL Corporation ("UAL" or the "Company") is a holding company whose principal subsidiary is United Air Lines, Inc. ("United"). On December 9, 2002, UAL, United and twenty-six direct and indirect wholly owned subsidiaries filed Chapter 11 petitions for relief in the U.S. Bankruptcy Court for the Northern District of Illinois.

(2)	In connection with its bankruptcy proceedings, the Company recorded the following reorganization items:
Three-month Period Ended September 30,	Nine-month Period Ended September 30,
(In millions)	2005	2004	2005	2004
Aircraft rejection charges	$ 1,689	$ 88	$ 2,195	$ 312
Pension-related charges	-	-	1,045	-
Contract rejection charges	34	-	543	-
Professional fees	42	40	134	123
Impairment on lease certificates	134	-	134	-
Aircraft refinance adjustments	(59)	-	(59)	-
Other	-	(13)	2	(46)
$ 1,840	$ 115	$ 3,994	$ 389

Aircraft rejection charges include the Company's estimate of claims incurred as a result of the rejection of certain aircraft leases and return of aircraft as part of the bankruptcy process.

Pension-related charges include curtailment costs of $640 million and net settlement losses of $395 million for the first nine months of 2005 as a result of the termination of several defined benefit pension plans. In addition, a $10 million settlement loss was recorded as a result of the termination of a management non-qualified supplemental retirement plan.

Contract rejection charges are non-cash costs that include our estimate of claims resulting from the Company's rejection of certain contractual obligations such as executory contracts, unexpired leases, municipal bond obligations and regional carrier contracts.

In accordance with the term sheets reached with the Public Debt Group, the Company agreed to cancel certain EETC certificates that were held by a related party. Accordingly, the Company recorded a non-cash charge in the amount of $134 million for principal and interest on such certificates. In addition, the Company recorded adjustments retroactively for aircraft rent and interest expense in the amount of $59 million to reflect the revised financing terms.

(3)	Special operating items:
In the second quarter of 2005, the Company recognized a charge of $18 million for aircraft impairment related to planned accelerated retirement of certain aircraft operated by Air Wisconsin Airlines Corporation ("AWAC"). In addition, in the first quarter of 2004, the Company recorded a $60 million special operating item in connection with an adjustment to passenger revenue.

Special non-operating items:
In the third quarter of 2004, the Company recorded a gain of $18 million from the sale of its pre-petition claim against Air Canada in connection with their bankruptcy related to the Company's equity interest in three Airbus A330 aircraft leased to Air Canada. In addition, in the first quarter of 2004, the Company recorded a $13 million special non-operating item as a result of its write-down of the non-operating B767-200s to net realizable value.

(4)	Included in operating income/(loss) in UAL's results of operations are the results of its wholly owned subsidiary United Aviation Fuels Corporation ("UAFC").

Three-month Period Ended September 30,	%	Nine-month Period Ended September 30,	%
UAFC (in millions)	2005	2004	Change	2005	2004	Change
Other operating revenues	$ 98	$ 130	(24.6)	$ 226	$ 336	(32.7)
Cost of sales	94	144	(34.7)	221	349	(36.7)
Income/(loss) from operations	$ 4	$ (14)	-	$ 5	$ (13)	-

(5)	During the second quarter of 2005, the Company received $22 million as a result of the transition agreement with AWAC. This refund was recorded as a reduction to Regional Affiliates operating expense.

(6)	UAL's results of operations include aircraft fuel expense for both United mainline jet operations and regional affiliates. Aircraft fuel expense incurred as a result of the Company's regional affiliates' operations is reflected in the Regional Affiliates operating expenses. In accordance with UAL's agreement with its regional affiliates, these costs are reimbursed by the Company.

Year-Over-Year Impact of Fuel Price
United Mainline and Regional Affiliate Jet Operations
Three-month Period Ended September 30
Mainline	Regional Affiliates	Total
2005 average fuel price per gallon	$ 1.90	$ 2.10
2004 average fuel price per gallon	1.30	1.50
Year-over-year change in fuel price per gallon	$ 0.60	$ 0.60
2005 fuel consumption (in millions)	582	93
Year-over-year impact of fuel price (in millions)	$ 349	$ 56	$ 405

(7)	Pursuant to SEC Regulation G, the Company has included the following reconciliation of reported non-GAAP financial measures to comparable financial measures reported on a GAAP basis. The Company believes that the reported non-GAAP financial results provide management and investors a better perspective of the Company's core business and on-going financial performance and trends by excluding special and reorganization items for comparative purposes. Statistical information is for United mainline jet operations only.

Three-month Period Ended September 30,	Nine-month Period Ended September 30,
In Millions	EPS	In Millions	EPS
2005	2004	2005	2004	2005	2004	2005	2004
GAAP net loss	$ (1,772)	$ (274)	$ (15.26)	$ (2.38)	$ (4,272)	$ (980)	$ (36.82)	$ (8.77)
Adjusted for:
Special operating items	-	-	-	-	18	(60)	0.15	(0.53)
Special non-operating items	-	(18)	-	(0.15)	-	(5)	-	(0.04)
Reorganization items, net	1,840	115	15.83	0.98	3,994	389	34.37	3.45
$ 68	$ (177)	$ 0.57	$ (1.55)	$ (260)	$ (656)	$ (2.30)	$ (5.89)

Three-month Period Ended September 30,	%	Nine-month Period Ended September 30,	%
Cost per asm - CASM (cents)	2005	2004	Change	2005	2004	Change
GAAP mainline operating expense per asm	10.43	9.98	4.5	10.40	10.02	3.8
Less: Special operating items	0.00	0.00	-	0.01	0.00	-
Mainline operating expense per asm excluding
special operating items	10.43	9.98	4.5	10.39	10.02	3.7
Less: UAFC(a)	0.26	0.37	(29.7)	0.21	0.32	(34.4)
Mainline operating expense per asm excluding
special operating items and UAFC	10.17	9.61	5.8	10.18	9.70	4.9
Less: fuel expense	3.06	2.11	45.0	2.72	1.92	41.7
Mainline operating expense per asm excluding
special operating items, UAFC and fuel expense(b)	7.11	7.50	(5.2)	7.46	7.78	(4.1)

Three-month Period Ended September 30,	%	Nine-month Period Ended September 30,	%
Yield (cents)	2005	2004	Change	2005	2004	Change
GAAP passenger revenue per rpm	11.39	10.50	8.5	11.16	10.87	2.7
Less: revenue adjustment	0.00	0.00	-	0.00	0.07	-
Passenger revenue per rpm excl revenue adjustment	11.39	10.50	8.5	11.16	10.80	3.3

Operating revenue per asm - RASM (cents)
GAAP mainline operating revenue per asm	11.05	9.98	10.7	10.59	10.03	5.6
Less: revenue adjustment	0.00	0.00	-	0.00	0.05	-
Mainline operating revenue per asm excluding
revenue adjustment	11.05	9.98	10.7	10.59	9.98	6.1
Less: UAFC(a)	0.27	0.34	(20.6)	0.21	0.31	(32.3)
Mainline operating revenue per asm excluding
revenue adjustment and UAFC	10.78	9.64	11.8	10.38	9.67	7.3

Passenger revenue per asm - PRASM (cents)
GAAP mainline passenger revenue per asm	9.60	8.67	10.7	9.18	8.73	5.2
Less: revenue adjustment	0.00	0.00	-	0.00	0.05	-
Mainline passenger revenue per asm excluding
revenue adjustment	9.60	8.67	10.7	9.18	8.68	5.8

Mainline scheduled passenger revenue per asm	9.59	8.63	11.1	9.16	8.69	5.4

(a) UAFC's revenues and expenses are not derived from mainline jet operations. Therefore, UAL has excluded these revenues and expenses from the above reported GAAP financial measures. See Note 4 above for more details.

(b) Because the price of fuel is driven by economic and political factors not within management's control, management believes that excluding fuel cost from unit cost provides a meaningful comparative basis for investors to evaluate the Company's performance with respect to more controllable operating expenses.

UAL CORPORATION AND SUBSIDIARY COMPANIES
DEBTOR AND DEBTOR-IN-POSSESSION

Three Months Ended September 30
2005	2004	% Change
OPERATING STATISTICS
United Mainline Jet Operations

Revenue passengers (in thousands)	17,488	19,359	(9.7)

Revenue passenger miles (in millions)	30,306	31,341	(3.3)

Available seat miles (in millions)	36,117	38,155	(5.3)

Charter available seat miles (in millions)	46	237	(80.6)

Passenger load factor (percent)	83.9	82.1	1.8 pt.

Breakeven passenger load factor (percent)	79.9	84.1	(4.2) pt.

GAAP passenger revenue per passenger mile - yield (cents)	11.39	10.50	8.5

GAAP passenger revenue per available seat mile - PRASM (cents)	9.60	8.67	10.7

GAAP operating revenue per available seat mile - RASM (cents)	11.05	9.98	10.7

Operating revenue per available seat mile excluding UAFC - RASM (cents)	10.78	9.64	11.8

GAAP operating expense per available seat mile - CASM (cents)	10.43	9.98	4.5

Operating expenses per available seat mile excluding operating special items, UAFC
and fuel expense - CASM (cents)	7.11	7.50	(5.2)

Average price per gallon of jet fuel (cents)	190.1	130.1	46.1

Number of aircraft in operating fleet at end of period	458	509	(10.0)

Average full-time equivalent employees (thousands)	54.6	59.0	(7.5)

ASMs per equivalent employee - productivity (thousands)	661	647	2.2

Average stage length (thousands)	1,382	1,292	7.0

Revenue block hours (in thousands)	468	510	(8.2)

Plane days (in thousands)	42	48	(12.5)

Fleet utilization (in hours and minutes)	11:06	10:39	4.2

UAL CORPORATION AND SUBSIDIARY COMPANIES
DEBTOR AND DEBTOR-IN-POSSESSION

Nine Months Ended September 30
	2005	2004	% Change
OPERATING STATISTICS
United Mainline Jet Operations

Revenue passengers (in thousands)	50,305	53,771	(6.4)

Revenue passenger miles (in millions)	86,391	87,345	(1.1)

Available seat miles (in millions)	105,508	109,300	(3.5)

Charter available seat miles (in millions)	396	625	(36.6)

Passenger load factor (percent)	81.9	79.9	2.0 pt.

Breakeven passenger load factor (percent)	82.2	82.3	(0.1) pt.

GAAP passenger revenue per passenger mile - yield (cents)	11.16	10.87	2.7

Passenger revenue per passenger mile excluding revenue adjustment - yield (cents)	11.16	10.80	3.3

GAAP passenger revenue per available seat mile - PRASM (cents)	9.18	8.73	5.2

Passenger revenue per available seat mile excluding revenue adjustment - PRASM (cents)	9.18	8.68	5.8

GAAP operating revenue per available seat mile - RASM (cents)	10.59	10.03	5.6

Operating revenue per available seat mile excluding revenue adjustment - RASM (cents)	10.59	9.98	6.1

Operating revenue per available seat mile excluding revenue adjustment and
UAFC - RASM (cents)	10.38	9.67	7.3

GAAP operating expense per available seat mile - CASM (cents)	10.40	10.02	3.8

Operating expenses per available seat mile excluding operating special items, UAFC
and fuel expense - CASM (cents)	7.46	7.78	(4.1)

Average price per gallon of jet fuel (cents)	169.4	118.8	42.6

Number of aircraft in operating fleet at end of period	458	509	(10.0)

Average full-time equivalent employees (thousands)	55.6	59.4	(6.4)

ASMs per equivalent employee - productivity (thousands)	1,898	1,840	3.2

Average stage length (thousands)	1,373	1,289	6.5

Revenue block hours (in thousands)	1,379	1,476	(6.6)

Plane days (in thousands)	126	144	(12.5)

Fleet utilization (in hours and minutes)	10:54	10:16	6.2